Exhibit 107

Calculation of Filing Fee Table

Form 424(b)(5)

(Form Type)

Netlist, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table I – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(r)	11,111,112(1)	$2.70(1)	$30,000,002.40	0.00011020	$3,306.00(1)	-	-	-	-
Fees to Be Paid	Equity	Warrant to purchase common stock	457(r) and 457(i)	11,111,112	-(2)	-(2)	-(2)	-(2)	-	-	-	-
Fees to Be Paid	Equity	Common Stock issuable upon exercise of warrants	457(i)	11,111,112(3)	$3.20(3)	$35,555,558.40	0.00011020	$3,918.22(3)	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-		-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amount					$65,555,560.80		$7,224.22
	Total Fees Previously Paid							-	-
	Total Fee Offsets							-	-
	Net Fee Due							$7,224.22

(1)	Calculated in accordance with Rule 457(o) and 457(r) under the Securities Act of 1933, as amended. In accordance with Rules 456(b) and 457(r), the registrant initially deferred payment of all of the registration fees for Registration Statement No. 333-259838 filed by the registrant on September 28, 2021.
(2)	Pursuant to Securities and Exchange Commission staff interpretation, the entire fee is allocated to the common stock underlying the warrants.
(3)	Represents shares of common stock issuable upon the exercise of the warrants. Each warrant will entitle the warrant holder to purchase 11,111,112 share of common stock at a price of $3.20 per share.